                                                                  Exhibit 99

February 12, 2007

Company:	Dominion

Contacts:
Media:	Mark Lazenby (804) 819-2042 Mark_Lazenby@dom.com
Analysts:	Joe O’Hare (804) 819-2156 Joseph_OHare@dom.com

CAPPS WILL NOT SEEK RE-ELECTION AS DOMINION CHAIRMAN, DIRECTOR

•	Part of previously announced management transition plan

RICHMOND, Va. - Thos. E. Capps announced today that he will not seek re-election as chairman of the board or as a director of Dominion (NYSE: D) at the company’s annual shareholder meeting on April 27, 2007. The board is expected to elect a new chairman at that time.

Capps has served as non-executive chairman since Jan. 1, 2006, when he retired as chief executive officer. Capps served as CEO of Dominion for approximately 15 years and chairman for approximately 13 years, leading the company during a period of rapid change and growth.

“The outstanding performance of the company during the last year and the implementation of the strategic initiatives under way have shown that Dominion is operating on all cylinders,” Capps said. “I am quite comfortable that the management transition plan announced previously is working and that it is appropriate for me to reduce my role in the company at this time.

“I will miss this company and its people,” Capps said. “They have been a wonderful part of my life for the past 23 years. But I have reached a point where I want to pursue my hobbies and other interests.”

“Our shareholders have benefited significantly from Tom Capps’ ability to take a well-run, mid-Atlantic electric utility and transform it into one of the largest energy companies in the nation,” said Thomas F. Farrell II, president and chief executive officer. “Because of his leadership, Dominion is strategically positioned to provide its investors with superior long-term returns.”

Under Capps’ leadership, Dominion has provided investors with a total return of nearly 700 percent with dividends reinvested, or an annual average of more than 13 percent. Market capitalization now exceeds $30 billion, up from less than $5 billion when Capps became CEO. He is credited with conceiving and executing one of the most-successful mergers in the energy industry - the 2000 combination with Consolidated Natural Gas - and was instrumental in diversifying and expanding Dominion’s operations beyond its traditional core.

A native of Wilmington, N.C., Capps joined Dominion in 1984 as executive vice president of Virginia Power. He held a series of officer positions before becoming CEO in 1990. Over his tenure, Capps served on a variety of boards and is currently a member of the board of visitors of The College of William and Mary, the board of trustees of the University of Richmond, and the board of directors of Amerigroup Corp. His biography can be found on the company website, www.dom.com.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 28,000 megawatts of generation, about 6.5 trillion cubic feet equivalent of proved natural gas reserves and 7,800 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage systems with more than 960 billion cubic feet of storage capacity and serves retail energy customers in 11 states. For more information about Dominion, visit the company's Web site at www.dom.com.

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